EXHIBIT 99.1

FOR IMMEDIATE RELEASE
July 19, 2016
Contact: Investor Inquiries:
Casey Farrell
972-801-5871/ShareholderRelations@LegacyTexasFinancialGroup.com
Media Inquiries:
Jennifer Dexter
972-461-7157/Jennifer.Dexter@LegacyTexas.com

LegacyTexas Financial Group, Inc. Reports Record Second Quarter 2016 Earnings of $23.2 million

PLANO, Texas, July 19, 2016 -- LegacyTexas Financial Group, Inc. (Nasdaq: LTXB) (the “Company”), the holding company for LegacyTexas Bank (the “Bank”), today announced net income of $23.2 million for the second quarter of 2016, an increase of $1.1 million from the first quarter of 2016, and $3.0 million from the second quarter of 2015.

"We are pleased to report such a fabulous quarter," said President and CEO Kevin Hanigan. "We had record quarterly earnings, despite adding to our energy loan loss reserves. Loan growth of $424 million is also a record for the Company, and our efficiency ratio of 48% is at an all-time best. Our results speak to the strength of the DFW economy and the hard work and dedication of our team in executing on our strategic plan."

Second Quarter 2016 Performance Highlights

•	The Company exceeded $8 billion in assets and earned an annualized return on average assets of 1.20%, which generated basic and diluted earnings per share for the second quarter of 2016 of $0.50.

•	Efficiency ratio improved to 48.17% for the quarter ended June 30, 2016, compared to 48.96% for the first quarter of 2016 and 51.61% for the second quarter of 2015.

•
Gross loans held for investment at June 30, 2016, excluding Warehouse Purchase Program loans, grew $423.7 million, or 8.0%, from March 31, 2016, with $338.5 million of growth in commercial real estate and commercial and industrial loans and $74.7 million of growth in consumer real estate loans.

•
The allowance for loan losses allocated to energy loans at June 30, 2016 totaled $21.9 million, or 4.0% of total energy loans (including both reserve-based and midstream), up $4.5 million ($0.10 per share on a pre-tax basis, $0.06 per share after tax) from $17.4 million at March 31, 2016.

Financial Highlights

	At or For the Quarters Ended
	June	March	June
(unaudited)	2016	2016	2015
	(Dollars in thousands, except per share amounts)
Net interest income	$69,354	$65,351	$59,821
Provision for loan losses	6,800	8,800	3,750
Non-interest income	13,722	14,655	11,964
Non-interest expense	39,613	37,542	36,908
Income tax expense	13,446	11,582	10,876
Net income	$23,217	$22,082	$20,251

Basic earnings per common share	$0.50	$0.48	$0.44
Basic core (non-GAAP) earnings per common share[1]	$0.50	$0.43	$0.44
Weighted average common shares outstanding - basic	46,135,999	46,024,250	45,760,232
Estimated Tier 1 common risk-based capital ratio[2]	9.28%	9.50%	10.18%
Total equity to total assets	10.47%	10.88%	11.65%
Tangible common equity to tangible assets - Non-GAAP [1]	8.43%	8.69%	9.17%
1 See the section labeled "Supplemental Information- Non-GAAP Financial Measures" at the end of this document.
2 Calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve.

Core (non-GAAP) net income (which is net income adjusted for the impact of one-time gains and losses on assets and security sales, the net gain on the sale of the Company's insurance subsidiary operations, merger and acquisition costs and certain other items) totaled $23.3 million for the quarter ended June 30, 2016, up $3.4 million from the first quarter of 2016 and up $3.2 million from the second quarter of 2015. Basic earnings per share for the quarter ended June 30, 2016 was $0.50, an increase of $0.02 from the first quarter of 2016 and an increase of $0.06 from the second quarter of 2015. Core earnings per share for the second quarter of 2016 was $0.50, up $0.07 from the first quarter of 2016 and up $0.06 from the second quarter of 2015. The reconciliation of non-GAAP measures, which the Company believes facilitates the assessment of its banking operations and peer comparability, is included in tabular form at the end of this release.

Net Interest Income and Net Interest Margin

	For the Quarters Ended
	June	March	June
(unaudited)	2016	2016	2015
	(Dollars in thousands)
Interest income:
Loans held for investment, excluding Warehouse Purchase Program loans	$65,159	$61,952	$53,654
Warehouse Purchase Program loans	8,042	6,674	7,720
Loans held for sale	175	180	177
Securities	3,568	3,472	3,277
Interest-earning deposit accounts	392	330	139
Total interest income	$77,336	$72,608	$64,967
Net interest income	$69,354	$65,351	$59,821
Net interest margin	3.79%	3.88%	4.06%
Selected average balances:
Total earning assets	$7,310,579	$6,732,619	$5,893,515
Total loans held for investment	6,375,951	5,874,775	5,089,531
Total securities	623,148	599,680	620,071
Total deposits	5,314,821	5,168,353	4,372,161
Total borrowings	1,508,787	1,106,577	1,112,198
Total non-interest-bearing demand deposits	1,194,118	1,134,070	1,024,108
Total interest-bearing liabilities	5,629,490	5,140,860	4,460,251

Net interest income for the quarter ended June 30, 2016 was $69.4 million, a $4.0 million increase from the first quarter of 2016 and a $9.5 million increase from the second quarter of 2015. The $4.0 million increase from the linked quarter was primarily due to an increase in interest income on loans, which was driven by increased volume in all loan categories with the exception of construction and land and other consumer loans. The average balance of commercial real estate loans increased by $187.6 million to $2.42 billion from the first quarter of 2016, resulting in a $2.3 million increase in interest income. The average balance of Warehouse Purchase Program loans increased by $190.4 million to $987.2 million from the first quarter of 2016, which was partially offset by a nine basis point decrease in the average yield earned on this portfolio, resulting in a $1.4 million increase in interest income. The average balance of commercial and industrial and consumer real estate loans increased by $82.9 million and $53.3 million, respectively, compared to the first quarter of 2016, leading to increases in interest income of $548,000 and $440,000, respectively.

Interest income on loans for the second quarter of 2016 included $1.1 million in accretion of purchase accounting fair value adjustments on loans acquired through the merger with LegacyTexas Group, Inc., unchanged from the first quarter of 2016. The $1.1 million in accretion income recorded in the second quarter of 2016 includes $294,000 on acquired commercial real estate loans, $174,000 on acquired commercial and industrial loans, $57,000 on acquired construction and land loans and $562,000 on acquired consumer loans. Accretion of purchase accounting fair value adjustments related to the LegacyTexas Group, Inc. acquisition, as well as a smaller amount related to the Highlands Bank acquisition in 2012, contributed six basis points, four basis points and 22 basis points to the average yields on commercial real estate, commercial and industrial and consumer real estate loans, respectively, for the second quarter of 2016, compared to six basis points, five basis points and 21 basis points, respectively, for the first quarter of 2016.

The $9.5 million increase in net interest income, compared to the second quarter of 2015, was primarily due to an $11.8 million increase in interest income on loans, which was driven by increased volume in all loan categories with the exception of other consumer loans. The average balance of commercial real estate loans increased by $566.2 million from the second quarter of 2015, which was partially offset by a 16 basis point year-over-year decrease in the average yield earned on this portfolio, resulting in a $6.4 million increase in interest income. The average balance of commercial and industrial loans increased by $446.6 million from the second quarter of 2015, which was partially offset by a 39 basis point year-over-year decrease in the average yield earned on this portfolio, resulting in a $3.7 million increase in interest income. The average balance of consumer real estate and Warehouse Purchase Program loans increased by $197.3 million and $67.2 million, respectively, compared to the second quarter of 2015, leading to increases in interest income of $1.5 million and $322,000, respectively.

Interest expense for the quarter ended June 30, 2016 increased by $725,000 compared to the linked quarter, which was primarily due to increased volume in time deposits and borrowings compared to the first quarter of 2016. The average balance of time accounts increased by $120.2 million to $1.17 billion from the first quarter of 2016, resulting in a $289,000 increase in interest expense. The average balance of borrowings increased by $402.2 million to $1.51 billion from the first quarter of 2016, resulting in a $425,000 increase in interest expense. The linked-quarter increase in borrowings was primarily related to growth in Warehouse Purchase Program loan balances during the quarter, a portion of which are strategically funded by short-term FHLB advances.

Compared to the second quarter of 2015, interest expense for the quarter ended June 30, 2016 increased by $2.8 million, primarily due to increased volume in all deposit products, including a $359.1 million increase in the average balance of savings and money market deposits and a $330.4 million increase in the average balance of time deposits, which increased interest expense by $570,000 and $675,000, respectively. Interest expense on borrowings increased by $1.5 million compared to the second quarter of 2015, primarily due to the issuance of $75.0 million of fixed-to-floating rate subordinated notes by the Company in November 2015.

The net interest margin for the second quarter of 2016 was 3.79%, a nine basis point decrease from the first quarter of 2016 and a 27 basis point decrease from the second quarter of 2015. Accretion of interest resulting from the merger with LegacyTexas Group, Inc. on January 1, 2015, as well as the 2012 Highlands acquisition, contributed seven basis points to the net interest margin and average yield on earning assets for the quarter ended June 30, 2016, compared to seven basis points for the quarter ended March 31, 2016 and 20 basis points for the quarter ended June 30, 2015. The average yield on earning assets for the second quarter of 2016 was 4.23%, an eight basis point decrease from the first quarter of 2016 and an 18 basis point decrease from the second quarter of 2016. The cost of deposits for the second quarter of 2016 was 0.33%, up one basis point from the linked quarter and up five basis points from the second quarter of 2015.

Non-interest Income

Non-interest income for the second quarter of 2016 was $13.7 million, a $933,000 decrease from the first quarter of 2016 and a $1.8 million increase from the second quarter of 2015. Core non-interest income for the second quarter of 2016, which excludes one-time gains and losses on assets and security sales, the net gain on the sale of the Company's insurance subsidiary operations and certain other items, was $12.7 million, up $1.4 million from the first quarter of 2016 and up $1.0 million from the second quarter of 2015. Gain on sale and disposition of assets for the second quarter of 2016 included a gain of $1.2 million on the sale of the Company's insurance subsidiary operations, compared to $3.9 million in gains recorded in the first quarter of 2016 on the sale of two buildings. Service charges and other fees increased by $746,000 from the first quarter of 2016, which includes a $727,000 increase in title premiums and a $221,000 increase in Warehouse Purchase Program fee income, which was partially offset by a $301,000 decrease in commercial loan fee income (consisting of syndication, arrangement, non-usage and pre-payment fees). The $457,000 increase in other non-interest income compared to the linked quarter was primarily due to $365,000 in swap fee income recorded in the second quarter of 2016 on interest rate derivative positions with our customers, with only $7,000 in comparable income recognized in the first quarter of 2016. Other non-interest income for the second quarter of 2016 included a $237,000 net decrease in the value of investments in community development-oriented private equity funds used for Community Reinvestment Act purposes (the "CRA Funds"), compared to a $530,000 net decrease in the CRA Funds recorded in the first quarter of 2016.

The $1.8 million increase in non-interest income from the second quarter of 2015 was primarily due to an increase of $986,000 in service charges and other fees, which includes a $407,000 increase in title premiums and a $501,000 increase in commercial loan fee income (consisting of syndication, arrangement, non-usage and pre-payment fees). Gain on sale and disposition of assets for the second quarter of 2016 included the $1.2 million gain on the sale of the Company's insurance subsidiary operations discussed above.

Non-interest Expenses

Non-interest expense for the quarter ended June 30, 2016 was $39.6 million, a $2.1 million increase from the first quarter of 2016 and a $2.7 million increase from the second quarter of 2015. Salaries and employee benefits expense increased by $530,000 from the first quarter of 2016, primarily due to a $1.1 million increase in performance-based incentive accruals and commissions related to higher loan production, as well as a $458,000 increase in share-based compensation expense (including expense related to the Company's ESOP) due to the increase in the Company’s average stock price during the second quarter of 2016. The linked-quarter increase in salary expense was partially offset by a $554,000 reduction in payroll taxes, as more employees have reached the wage base limit for Social Security tax for the year, as well as $720,000 in additional deferred salary costs related to loan originations that will be accounted for over the lives of the related loans. Outside professional services expense increased by $411,000 compared to the linked quarter, primarily due to higher consulting and legal expenses, while data processing expense increased by $374,000 for the same period due to increased expense for card processing services. Other non-interest expense increased by $399,000 for the second quarter of 2016 compared to the linked quarter, primarily driven by increases in maintenance costs on foreclosed assets, legal expenses on loans and debit card fraud losses.

The $2.7 million increase in non-interest expense from the second quarter of 2015 was primarily due to a $1.1 million increase in data processing expense related to increased expenses for card processing services and software, as well as a $665,000 increase in other non-interest expense for the same period, primarily due to increased debit card fraud losses in the 2016 period. During 2016, the Company implemented enhanced authorization and fraud prevention procedures to assist in mitigation of future debit card fraud cases. Outside professional services expense for the second quarter of 2016 increased by $602,000 compared to the second quarter of 2015, primarily due to higher consulting and audit expenses in the 2016 period. Salaries and employee benefits expense for the second quarter of 2016 increased by $318,000 compared to the second quarter of 2015, primarily due to an increase in the number of employees in the 2016 period.

Financial Condition - Loans

Gross loans held for investment at June 30, 2016, excluding Warehouse Purchase Program loans, grew $423.7 million from March 31, 2016, which included growth in commercial real estate, commercial and industrial, consumer real estate and construction and land loans. Commercial real estate and commercial and industrial loans at June 30, 2016 increased by $196.1 million and $142.4 million, respectively, from March 31, 2016, and consumer real estate and construction and land loans increased by $74.7 million and $14.4 million, respectively, from March 31, 2016. These increases were partially offset by a decline of $3.9 million in other consumer loans.

Compared to June 30, 2015, gross loans held for investment, excluding Warehouse Purchase Program loans, grew $1.30 billion, which included growth in all loan portfolios with the exception of an $18.4 million decline in other consumer loans. On a year over year basis, commercial real estate and commercial and industrial loans increased by $590.2 million and $474.3 million, respectively. Consumer real estate and construction and land loans increased by $200.8 million and $51.4 million, respectively, from June 30, 2015.

Compared to March 31, 2016 and June 30, 2015, Warehouse Purchase Program loans declined by $48.2 million and $104.6 million, respectively.

Energy loans, which are reported as commercial and industrial loans, totaled $489.1 million at June 30, 2016, up $28.0 million from $461.1 million at March 31, 2016 and up $86.5 million from $402.6 million at June 30, 2015. Substantially all of the loans in the Energy portfolio are reserve-based loans, secured by deeds of trust on properties containing proven oil and natural gas reserves. In addition to the reserve-based energy loans, the Company has loans categorized as "Midstream and Other," which are typically related to the transmission of oil and natural gas and would only be indirectly impacted from declining commodity prices. At June 30, 2016, "Midstream and Other" loans had a total outstanding balance of $54.8 million, down $8.9 million from $63.7 million at March 31, 2016 and up $33.5 million from $21.3 million at June 30, 2015.

Financial Condition - Deposits

Total deposits at June 30, 2016 increased by $319.8 million from March 31, 2016, with all deposit categories growing on a linked-quarter basis. Time and non-interest-bearing demand deposits increased by $206.2 million and $60.9 million, respectively, on a linked-quarter basis, while interest-bearing demand and savings and money market deposits increased by $28.9 million and $23.9 million, respectively, from March 31, 2016.

Compared to June 30, 2015, total deposits increased by $1.09 billion, which includes growth in all deposit categories. On a year over year basis, time deposits and savings and money market deposits increased by $451.3 million and $415.4 million, respectively, while non-interest-bearing demand and interest-bearing demand deposits increased by $151.6 million and $76.6 million, respectively, from June 30, 2015.

Credit Quality

	At or For the Quarters Ended
	June	March	June
(unaudited)	2016	2016	2015
	(Dollars in thousands)
Net charge-offs	$90	$409	$1,159
Net charge-offs/Average loans held for investment, excluding Warehouse Purchase Program loans	0.01%	0.03%	0.11%
Net charge-offs/Average loans held for investment	0.01	0.03	0.09
Provision for loan losses	$6,800	$8,800	$3,750
Non-performing loans ("NPLs")	42,851	43,496	26,850
NPLs/Total loans held for investment, excluding Warehouse Purchase Program loans	0.75%	0.83%	0.61%
NPLs/Total loans held for investment	0.64	0.69	0.49
Non-performing assets ("NPAs")	$56,219	$56,866	$31,403
NPAs to total assets	0.70%	0.75%	0.47%
NPAs/Loans held for investment and foreclosed assets, excluding Warehouse Purchase Program loans	0.99	1.08	0.71
NPAs/Loans held for investment and foreclosed assets	0.84	0.90	0.57
Allowance for loan losses	$62,194	$55,484	$30,867
Allowance for loan losses/Total loans held for investment, excluding Warehouse Purchase Program loans	1.09%	1.05%	0.70%
Allowance for loan losses/Total loans held for investment	0.93	0.88	0.56
Allowance for loan losses/Total loans held for investment, excluding acquired loans & Warehouse Purchase Program loans [1]	1.26	1.25	0.98
Allowance for loan losses/NPLs	145.14	127.56	114.96
1 Excludes loans acquired in the Highlands and LegacyTexas transactions, which were initially recorded at fair value.

The Company recorded a provision for loan losses of $6.8 million for the quarter ended June 30, 2016, a decrease of $2.0 million from the quarter ended March 31, 2016 and an increase of $3.1 million from the quarter ended June 30, 2015. The Company increased qualitative reserve factors applied to the Energy portfolio in the first quarter of 2016 and in the fourth quarter of 2015 due to the impact of continued pressure on the price of oil and gas, and continued to apply the increased qualitative reserve factors to the Energy portfolio in the second quarter of 2016. This ongoing pressure on oil and gas prices resulted in continued economic uncertainty and regulatory concerns surrounding energy loans. Over the past year, risk rating downgrades on energy loans have increased, primarily in the special mention category, which consists entirely of performing loans. The below table shows criticized energy loans at June 30, 2016, March 31, 2016 and June 30, 2015.

	June 30, 2016	March 31, 2016	Linked-Quarter Change	June 30, 2015	Year-over-Year Change
	(Dollars in thousands)
Special Mention (all performing)	$106,060	$115,199	$(9,139)	$22,161	$83,899
Substandard (performing)	81,482	48,088	33,394	58,591	22,891
Substandard (non-performing)	26,576	25,171	1,405	5,233	21,343
	$214,118	$188,458	$25,660	$85,985	$128,133

The $1.4 million increase in substandard non-performing energy loans from March 31, 2016 was due to one reserve-based energy loan that was placed on non-accrual status during the second quarter of 2016 and is now considered to be impaired. This loan totaling $1.6 million at June 30, 2016 was placed on non-accrual during the spring redetermination process as a result of collateral value declines and deteriorating financial condition due to the ongoing low commodity price environment.  At June 30, 2016, the Company set aside a specific reserve of $64,000 on this credit to reflect impairment based on that recent collateral valuation. The $26.6 million in substandard non-performing energy loans reported at June 30, 2016 also included two reserve-

based energy relationships that were placed on non-accrual status during the first quarter of 2016 and are considered to be impaired. One relationship totaling $6.2 million at June 30, 2016 is a syndicated credit facility that was modified during the first quarter of 2016 and was considered to be a troubled debt restructuring during the most recent Shared National Credit ("SNC") review, which is a regulatory review conducted by the Federal Reserve Bank, Federal Deposit Insurance Corporation and Office of the Comptroller of the Currency of large syndicated loans of at least $20 million that are shared by three or more supervised institutions. At June 30, 2016, the Company set aside a specific reserve of $87,000 on this relationship to reflect impairment. The second credit totaled $6.7 million at June 30, 2016 and is on non-accrual status as a result of collateral value deterioration due to the ongoing low commodity price environment.  At June 30, 2016, the Company set aside a specific reserve of $190,000 on this credit to reflect impairment based on that recent collateral valuation. Additionally, substandard non-performing energy loans reported at June 30, 2016 included a $12.0 million reserve-based credit that has been on non-accrual status since the third quarter of 2015 and, at June 30, 2016, was in the midst of bankruptcy proceedings. As of June 30, 2016, the Company had a specific reserve of $6.5 million on this credit. In July 2016, this credit was resolved through the aforementioned bankruptcy proceedings.

The increase in substandard performing energy loans on a linked-quarter and year-over-year basis, as well as the increase in special mention performing energy loans on a year-over-year basis, resulted from collateral value declines and deteriorating financial condition due to commodity price declines. At June 30, 2016, no special mention or substandard performing energy loans were considered to be impaired, and the Company did not have any specific loss reserves set aside for these loans. The Company continues to take action to improve the risk profile of the criticized energy loans by instituting monthly commitment reductions, obtaining additional collateral, obtaining additional guarantor support and/or requiring additional equity injections or asset sales.

The allowance for loan losses allocated to energy loans at June 30, 2016 totaled $21.9 million, up $4.5 million from $17.4 million at March 31, 2016 and up $17.2 million from $4.7 million at June 30, 2015. In addition to the $6.9 million in specific reserves on the non-performing energy relationships discussed above, these reserve amounts reflect elevated qualitative factors and an increase in energy portfolio balances. Since the inception of our Energy Finance Group, we have maintained a number of risk mitigation techniques, including sound underwriting (reasonable advance rates based on number and diversification of wells), sound policy (requiring hedges on production sales) and conservative collateral valuations (frequent borrowing base determinations at prices below NYMEX posted rates).  All borrowing base valuations are performed by experienced and nationally recognized third party firms intimately familiar with the properties and their production history. The Company believes that the level of loan loss reserves for energy loans as of June 30, 2016 is sufficient to cover estimated credit losses in the portfolio based on currently available information; however, future sustained declines in oil pricing could lead to further risk rating downgrades, additional loan loss reserves or losses.

Additionally, the increase in loan loss reserves on a linked-quarter and year-over-year basis resulted from increased organic loan production, as well as loans acquired through the merger with LegacyTexas Group, Inc. that were re-underwritten following completion of the merger, totaling $499.7 million during the second quarter of 2016.

Net charge-offs for the second quarter of 2016 totaled $90,000, a decrease of $319,000 from the first quarter of 2016 and a decrease of $1.1 million from the second quarter of 2015.

Subsequent Events

The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended June 30, 2016 on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of June 30, 2016 and will adjust amounts preliminarily reported, if necessary.

Conference Call

The Company will host an investor conference call to review the results on Wednesday, July 20, 2016 at 8 a.m. Central Time. Participants may pre-register for the call by visiting http://dpregister.com/10088935 and will receive a unique PIN number, which can be used when dialing in for the call. This will allow attendees to enter the call immediately. Alternatively, participants may call (toll-free) 1-877-513-4119 at least five minutes prior to the call to be placed into the call by an operator. International participants are asked to call 1-412-902-4148 and participants in Canada are asked to call (toll-free) 1-855-669-9657. The call and corresponding presentation slides will be webcast live on the home page of the Company's website, www.LegacyTexasFinancialGroup.com. An audio replay will be available one hour after the conclusion of the call at 1-877-344-7529, Conference #10088935. This replay, as well as the webcast, will be available until August 20, 2016.

About LegacyTexas Financial Group, Inc.

LegacyTexas Financial Group, Inc. is the holding company for LegacyTexas Bank, a commercially oriented community bank based in Plano, Texas. LegacyTexas Bank operates 45 banking offices in the Dallas/Fort Worth Metroplex and surrounding counties. For more information, please visit www.LegacyTexasFinancialGroup.com or www.LegacyTexas.com.
This document and other filings by LegacyTexas Financial Group, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the expected cost savings, synergies and other financial benefits from acquisition or disposition transactions might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters might be greater than expected; changes in economic conditions; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; fluctuations in the price of oil, natural gas and other commodities; competition; changes in management’s business strategies and other factors set forth in the Company's filings with the SEC.
The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. You should refer to our periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by any forward-looking statements.

LegacyTexas Financial Group, Inc. Consolidated Balance Sheets

	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
	(Dollars in thousands)
ASSETS	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Cash and due from financial institutions	$59,217	$55,348	$53,847	$47,720	$48,911
Short-term interest-bearing deposits in other financial institutions	363,407	261,423	561,792	193,994	143,106
Total cash and cash equivalents	422,624	316,771	615,639	241,714	192,017
Securities available for sale, at fair value	325,042	320,866	311,708	318,219	314,040
Securities held to maturity	224,452	228,576	240,433	249,838	254,526
Total securities	549,494	549,442	552,141	568,057	568,566
Loans held for sale	20,752	17,615	22,535	22,802	19,903
Loans held for investment:
Loans held for investment - Warehouse Purchase Program	980,390	1,028,561	1,043,719	960,377	1,084,997
Loans held for investment	5,693,047	5,269,312	5,066,507	4,688,826	4,394,786
Gross loans	6,694,189	6,315,488	6,132,761	5,672,005	5,499,686
Less: allowance for loan losses and deferred fees on loans held for investment	(59,795)	(55,001)	(48,953)	(39,611)	(34,264)
Net loans	6,634,394	6,260,487	6,083,808	5,632,394	5,465,422
FHLB stock and other restricted securities, at cost	62,247	54,648	63,075	63,891	69,224
Bank-owned life insurance	55,853	55,535	55,231	54,920	54,614
Premises and equipment, net	71,232	71,271	77,637	79,153	80,095
Goodwill	178,559	180,776	180,776	180,632	180,632
Other assets	82,602	73,196	63,633	58,082	59,054
Total assets	$8,057,005	$7,562,126	$7,691,940	$6,878,843	$6,669,624

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest-bearing demand	$1,235,731	$1,174,816	$1,170,272	$1,136,255	$1,084,146
Interest-bearing demand	811,015	782,161	819,350	750,551	734,430
Savings and money market	2,249,490	2,225,611	2,209,698	1,982,729	1,834,075
Time	1,326,446	1,120,261	1,027,391	900,515	875,132
Total deposits	5,622,682	5,302,849	5,226,711	4,770,050	4,527,783
FHLB advances	1,333,337	1,201,632	1,439,904	1,152,916	1,217,305
Repurchase agreements	68,049	69,079	83,269	71,643	66,172
Subordinated debt	85,231	85,104	84,992	11,522	11,474
Other borrowings	24,894	—	—	—	—
Accrued expenses and other liabilities	79,508	80,410	52,988	80,075	69,966
Total liabilities	7,213,701	6,739,074	6,887,864	6,086,206	5,892,700
Shareholders’ equity
Common stock	476	476	476	476	476
Additional paid-in capital	580,386	578,050	576,753	573,929	571,083
Retained earnings	272,454	255,908	240,496	230,720	219,493
Accumulated other comprehensive income (loss), net	2,918	1,841	(133)	1,395	122
Unearned Employee Stock Ownership Plan (ESOP) shares	(12,930)	(13,223)	(13,516)	(13,883)	(14,250)
Total shareholders’ equity	843,304	823,052	804,076	792,637	776,924
Total liabilities and shareholders’ equity	$8,057,005	$7,562,126	$7,691,940	$6,878,843	$6,669,624

LegacyTexas Financial Group, Inc.
Consolidated Quarterly Statements of Income (unaudited)

	For the Quarters Ended					Second Quarter 2016 Compared to:
	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	First Quarter 2016		Second Quarter 2015
Interest and dividend income	(Dollars in thousands)
Loans, including fees	$73,376	$68,806	$66,054	$63,025	$61,551	$4,570	6.6%	$11,825	19.2%
Taxable securities	2,359	2,312	2,264	2,292	2,252	47	2.0	107	4.8
Nontaxable securities	759	774	780	773	724	(15)	(1.9)	35	4.8
Interest-bearing deposits in other financial institutions	392	330	210	137	139	62	18.8	253	182.0
FHLB and Federal Reserve Bank stock and other	450	386	274	298	301	64	16.6	149	49.5
	77,336	72,608	69,582	66,525	64,967	4,728	6.5	12,369	19.0
Interest expense
Deposits	4,422	4,122	3,569	3,382	3,049	300	7.3	1,373	45.0
FHLB advances	2,103	1,673	1,466	1,606	1,774	430	25.7	329	18.5
Repurchase agreement and other borrowings	1,457	1,462	805	349	323	(5)	(0.3)	1,134	351.1
	7,982	7,257	5,840	5,337	5,146	725	10.0	2,836	55.1
Net interest income	69,354	65,351	63,742	61,188	59,821	4,003	6.1	9,533	15.9
Provision for loan losses	6,800	8,800	11,200	7,515	3,750	(2,000)	(22.7)	3,050	81.3
Net interest income after provision for loan losses	62,554	56,551	52,542	53,673	56,071	6,003	10.6	6,483	11.6
Non-interest income
Service charges and other fees	8,927	8,181	8,041	8,195	7,941	746	9.1	986	12.4
Net gain on sale of mortgage loans	2,250	1,580	1,899	1,944	2,121	670	42.4	129	6.1
Bank-owned life insurance income	441	426	432	424	424	15	3.5	17	4.0
Gain (loss) on sale of available for sale securities	65	—	17	(25)	—	65	100.0	65	100.0
Gain on sale and disposition of assets	1,186	4,072	188	228	429	(2,886)	(70.9)	757	176.5
Other	853	396	1,016	1,085	1,049	457	115.4	(196)	(18.7)
	13,722	14,655	11,593	11,851	11,964	(933)	(6.4)	1,758	14.7

	For the Quarters Ended					Second Quarter 2016 Compared to:
	Jun 30, 2016	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	First Quarter 2016		Second Quarter 2015

Non-interest expense
Salaries and employee benefits	22,867	22,337	23,374	23,633	22,549	530	2.4	318	1.4
Merger and acquisition costs	—	—	—	—	8	—	—	(8)	(100.0)
Advertising	1,035	1,036	1,140	645	1,048	(1)	(0.1)	(13)	(1.2)
Occupancy and equipment	3,779	3,691	3,592	3,622	3,838	88	2.4	(59)	(1.5)
Outside professional services	1,227	816	1,114	934	625	411	50.4	602	96.3
Regulatory assessments	1,330	1,133	1,266	1,026	1,146	197	17.4	184	16.1
Data processing	3,664	3,290	3,116	2,830	2,537	374	11.4	1,127	44.4
Office operations	2,541	2,468	2,773	2,879	2,652	73	3.0	(111)	(4.2)
Other	3,170	2,771	2,668	2,258	2,505	399	14.4	665	26.5
	39,613	37,542	39,043	37,827	36,908	2,071	5.5	2,705	7.3
Income before income tax expense	36,663	33,664	25,092	27,697	31,127	2,999	8.9	5,536	17.8
Income tax expense	13,446	11,582	8,646	9,802	10,876	1,864	16.1	2,570	23.6
Net income	$23,217	$22,082	$16,446	$17,895	$20,251	$1,135	5.1%	$2,966	14.6%

LegacyTexas Financial Group, Inc.
Selected Financial Highlights (unaudited)

	At or For the Quarters Ended
	June 30, 2016	March 31, 2016	June 30, 2015
	(Dollars in thousands, except per share amounts)
SHARE DATA:
Weighted average common shares outstanding- basic	46,135,999	46,024,250	45,760,232
Weighted average common shares outstanding- diluted	46,352,141	46,152,301	46,031,267
Shares outstanding at end of period	47,670,440	47,645,826	47,619,493
Income available to common shareholders[1]	$23,114	$21,954	$20,091
Basic earnings per common share	0.50	0.48	0.44
Basic core (non-GAAP) earnings per common share[2]	0.50	0.43	0.44
Diluted earnings per common share	0.50	0.48	0.44
Dividends declared per share	0.14	0.14	0.13
Total shareholders' equity	843,304	823,052	776,924
Common shareholders' equity per share (book value per share)	17.69	17.27	16.32
Tangible book value per share- Non-GAAP[2]	13.93	13.46	12.50
Market value per share for the quarter:
High	28.27	24.26	30.86
Low	17.94	17.01	22.67
Close	26.91	19.65	30.20
KEY RATIOS:
Return on average common shareholders' equity	11.11%	10.79%	10.62%
Core return on average common shareholders' equity[2]	11.15	9.72	10.55
Return on average assets	1.20	1.23	1.28
Core return on average assets[2]	1.20	1.11	1.27
Efficiency ratio[3]	48.17	48.96	51.61
Estimated Tier 1 common equity risk-based capital ratio[4]	9.28	9.50	10.18
Estimated total risk-based capital ratio[4]	11.35	11.59	10.91
Estimated Tier 1 risk-based capital ratio[4]	9.44	9.67	10.38
Estimated Tier 1 leverage ratio[4]	8.91	9.34	9.91
Total equity to total assets	10.47	10.88	11.65
Tangible equity to tangible assets- Non-GAAP[2]	8.43	8.69	9.17
Number of employees- full-time equivalent	850	850	812
1 Net of distributed and undistributed earnings to participating securities.
2 See the section labeled "Supplemental Information- Non-GAAP Financial Measures" at the end of this document.
3 Calculated by dividing total non-interest expense by net interest income plus non-interest income, excluding gains (losses) on PCI loans and foreclosed and fixed assets, changes in value of the CRA Funds, amortization of intangible assets, gains (losses) from securities transactions, merger and acquisition costs, and gain on sale of insurance subsidiary operations.
4 Calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve.

LegacyTexas Financial Group, Inc.
Selected Loan Data (unaudited)

	At the Quarter Ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Loans held for investment:	(Dollars in thousands)
Commercial real estate	$2,520,431	$2,324,338	$2,177,543	$2,035,631	$1,930,256
Warehouse Purchase Program	980,390	1,028,561	1,043,719	960,377	1,084,997
Commercial and industrial	1,782,463	1,640,042	1,612,669	1,437,241	1,308,168
Construction and land	281,936	267,543	269,708	260,433	230,582
Consumer real estate	1,046,794	972,115	936,757	880,532	845,982
Other consumer	61,423	65,274	69,830	74,989	79,798
Gross loans held for investment	$6,673,437	$6,297,873	$6,110,226	$5,649,203	$5,479,783
Non-performing assets:
Commercial real estate	$1,183	$1,307	$11,418	$13,717	$3,549
Commercial and industrial	31,362	30,105	16,877	41,538	12,498
Construction and land	27	31	33	39	141
Consumer real estate	10,005	11,948	9,781	10,894	10,419
Other consumer	274	105	107	225	243
Total non-performing loans	42,851	43,496	38,216	66,413	26,850
Foreclosed assets	13,368	13,370	6,692	4,640	4,553
Total non-performing assets	$56,219	$56,866	$44,908	$71,053	$31,403
Total non-performing assets to total assets	0.70%	0.75%	0.58%	1.03%	0.47%
Total non-performing loans to total loans held for investment, excluding Warehouse Purchase Program loans	0.75%	0.83%	0.75%	1.42%	0.61%
Total non-performing loans to total loans held for investment	0.64%	0.69%	0.63%	1.18%	0.49%
Allowance for loan losses to non-performing loans	145.14%	127.56%	123.23%	54.78%	114.96%
Allowance for loan losses to total loans held for investment, excluding Warehouse Purchase Program loans	1.09%	1.05%	0.93%	0.78%	0.70%
Allowance for loan losses to total loans held for investment	0.93%	0.88%	0.77%	0.64%	0.56%
Allowance for loan losses to total loans held for investment, excluding acquired loans and Warehouse Purchase Program loans [1]	1.26%	1.25%	1.14%	1.00%	0.98%

	At the Quarter Ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Troubled debt restructured loans ("TDRs"):	(Dollars in thousands)
Performing TDRs:
Commercial real estate	$158	$160	$161	$163	$733
Commercial and industrial	7	15	30	266	142
Consumer real estate	361	364	368	134	202
Other consumer	39	42	46	1	35
Total performing TDRs	$565	$581	$605	$564	$1,112
Non-performing TDRs:[2]
Commercial real estate	$820	$938	$946	$3,233	$3,240
Commercial and industrial	8,726	8,923	1,793	1,760	1,862
Construction and land	—	—	—	—	101
Consumer real estate	3,603	3,625	3,393	3,808	3,608
Other consumer	51	65	75	160	155
Total non-performing TDRs	$13,200	$13,551	$6,207	$8,961	$8,966
Allowance for loan losses:
Balance at beginning of period	$55,484	$47,093	$36,382	$30,867	$28,276
Provision expense	6,800	8,800	11,200	7,515	3,750
Charge-offs	(345)	(581)	(722)	(2,124)	(1,357)
Recoveries	255	172	233	124	198
Balance at end of period	$62,194	$55,484	$47,093	$36,382	$30,867
Net charge-offs (recoveries):
Commercial real estate	$(3)	$(6)	$71	$6	$78
Commercial and industrial	(96)	347	317	1,626	935
Consumer real estate	61	(43)	(19)	100	13
Other consumer	128	111	120	268	133
Total net charge-offs	$90	$409	$489	$2,000	$1,159

[1] Excludes loans acquired in the Highlands and LegacyTexas acquisitions, which were initially recorded at fair value.
[2] Non-performing TDRs are included in the non-performing assets reported above.

LegacyTexas Financial Group, Inc.
Average Balances and Yields/Rates (unaudited)

	For the Quarters Ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Loans:	(Dollars in thousands)
Commercial real estate	$2,416,288	$2,228,682	$2,102,708	$1,969,031	$1,850,134
Warehouse Purchase Program	987,225	796,832	777,927	845,787	920,034
Commercial and industrial	1,695,037	1,612,125	1,502,875	1,340,177	1,248,447
Construction and land	266,968	269,691	277,597	239,567	214,038
Consumer real estate	1,002,848	949,568	895,336	855,015	805,573
Other consumer	63,525	67,055	72,981	77,404	83,296
Less: deferred fees and allowance for loan loss	(55,940)	(49,178)	(40,987)	(35,690)	(31,991)
Total loans held for investment	6,375,951	5,874,775	5,588,437	5,291,291	5,089,531
Loans held for sale	19,726	19,588	18,560	17,651	19,414
Securities	623,148	599,680	631,916	648,241	620,071
Overnight deposits	291,754	238,576	230,598	160,690	164,499
Total interest-earning assets	$7,310,579	$6,732,619	$6,469,511	$6,117,873	$5,893,515
Deposits:
Interest-bearing demand	$784,741	$774,798	$748,176	$736,142	$701,592
Savings and money market	2,166,002	2,209,675	2,028,249	1,936,090	1,806,857
Time	1,169,960	1,049,810	965,131	902,186	839,604
FHLB advances and other borrowings	1,508,787	1,106,577	1,075,948	984,708	1,112,198
Total interest-bearing liabilities	$5,629,490	$5,140,860	$4,817,504	$4,559,126	$4,460,251

Total assets	$7,739,015	$7,157,259	$6,891,210	$6,532,738	$6,315,710
Non-interest-bearing demand deposits	$1,194,118	$1,134,070	$1,198,337	$1,108,928	$1,024,108
Total deposits	$5,314,821	$5,168,353	$4,939,893	$4,683,346	$4,372,161
Total shareholders' equity	$835,752	$818,538	$800,411	$786,056	$762,497

Yields/Rates:
Loans:
Commercial real estate	5.04%	5.05%	5.13%	5.31%	5.20%
Warehouse Purchase Program	3.26%	3.35%	3.33%	3.35%	3.36%
Commercial and industrial	4.36%	4.45%	4.49%	4.48%	4.75%
Construction and land	5.34%	5.35%	5.41%	5.42%	6.25%
Consumer real estate	4.69%	4.77%	4.81%	4.82%	5.11%
Other consumer	5.62%	5.66%	5.63%	5.63%	5.49%
Total loans held for investment	4.59%	4.67%	4.72%	4.75%	4.82%
Loans held for sale	3.55%	3.68%	3.79%	3.94%	3.65%
Securities	2.29%	2.32%	2.10%	2.08%	2.11%
Overnight deposits	0.54%	0.55%	0.36%	0.34%	0.34%
Total interest-earning assets	4.23%	4.31%	4.30%	4.35%	4.41%
Deposits:
Interest-bearing demand	0.49%	0.48%	0.47%	0.47%	0.48%
Savings and money market	0.24%	0.24%	0.19%	0.19%	0.17%
Time	0.73%	0.70%	0.71%	0.71%	0.70%

	For the Quarters Ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
FHLB advances and other borrowings	0.94%	1.13%	0.84%	0.79%	0.75%
Total interest-bearing liabilities	0.57%	0.56%	0.48%	0.47%	0.46%
Net interest spread	3.66%	3.75%	3.82%	3.88%	3.95%
Net interest margin	3.79%	3.88%	3.94%	4.00%	4.06%
Cost of deposits (including non-interest-bearing demand)	0.33%	0.32%	0.29%	0.29%	0.28%

LegacyTexas Financial Group, Inc.
Supplemental Information- Non-GAAP Financial Measures
(unaudited and calculated net of estimated tax)

	At or For the Quarters Ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Reconciliation of Core (non-GAAP) to GAAP Net Income and Earnings per Share:	(Dollars in thousands, except per share amounts)
GAAP net income available to common shareholders [1]	$23,114	$21,954	$16,336	$17,768	$20,091
Distributed and undistributed earnings to participating securities [1]	103	128	110	127	160
GAAP net income	23,217	22,082	16,446	17,895	20,251

Merger and acquisition costs	—	—	—	—	5
Net (gain) on sale of insurance subsidiary operations [2]	(39)	—	—	—	—
One-time (gain) loss on assets	155	(2,184)	(133)	(130)	(142)
(Gain) loss on sale of available for sale securities	(42)	—	(11)	16	—
Core (non-GAAP) net income	$23,291	$19,898	$16,302	$17,781	$20,114
Average shares for basic earnings per share	46,135,999	46,024,250	45,939,817	45,862,840	45,760,232
GAAP basic earnings per share	$0.50	$0.48	$0.36	$0.39	$0.44
Core (non-GAAP) basic earnings per share	$0.50	$0.43	$0.35	$0.39	$0.44
Average shares for diluted earnings per share	46,352,141	46,152,301	46,267,956	46,188,461	46,031,267
GAAP diluted earnings per share	$0.50	$0.48	$0.35	$0.38	$0.44
Core (non-GAAP) diluted earnings per share	$0.50	$0.43	$0.35	$0.38	$0.44

Calculation of Tangible Book Value per Share:
Total shareholders' equity	$843,304	$823,052	$804,076	$792,637	$776,924
Less: Goodwill	(178,559)	(180,776)	(180,776)	(180,632)	(180,632)
Identifiable intangible assets, net	(838)	(924)	(1,030)	(1,142)	(1,280)
Total tangible shareholders' equity	$663,907	$641,352	$622,270	$610,863	$595,012
Shares outstanding at end of period	47,670,440	47,645,826	47,645,826	47,640,193	47,619,493

Book value per share- GAAP	$17.69	$17.27	$16.88	$16.64	$16.32
Tangible book value per share- Non-GAAP	$13.93	$13.46	$13.06	$12.82	$12.50

Calculation of Tangible Equity to Tangible Assets:
Total assets	$8,057,005	$7,562,126	$7,691,940	$6,878,843	$6,669,624
Less: Goodwill	(178,559)	(180,776)	(180,776)	(180,632)	(180,632)
Identifiable intangible assets, net	(838)	(924)	(1,030)	(1,142)	(1,280)
Total tangible assets	$7,877,608	$7,380,426	$7,510,134	$6,697,069	$6,487,712

Equity to assets- GAAP	10.47%	10.88%	10.45%	11.52%	11.65%
Tangible equity to tangible assets- Non-GAAP	8.43%	8.69%	8.29%	9.12%	9.17%

	At or For the Quarters Ended
	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
	(Dollars in thousands)
Calculation of Return on Average Assets and Return on Average Equity Ratios (GAAP and core) (unaudited)
Net income	$23,217	$22,082	$16,446	$17,895	$20,251
Core (non-GAAP) net income	23,291	19,898	16,302	17,781	20,114
Average total equity	835,752	818,538	800,411	786,056	762,497
Average total assets	7,739,015	7,157,259	6,891,210	6,532,738	6,315,710
Return on average common shareholders' equity	11.11%	10.79%	8.22%	9.11%	10.62%
Core (non-GAAP) return on average common shareholders' equity	11.15	9.72	8.15	9.05	10.55
Return on average assets	1.20	1.23	0.95	1.10	1.28
Core (non-GAAP) return on average assets	1.20	1.11	0.95	1.09	1.27

1 Unvested share-based awards that contain nonforfeitable rights to dividends (whether paid or unpaid) are participating securities and are included in the computation of GAAP earnings per share pursuant to the two-class method described in ASC 260-10-45-60B.
2 Represents net income, net of tax adjustment, related to the $1.2 million pre-tax gain on the sale of the Company's insurance subsidiary operations in the second quarter of 2016.